República de Costa Rica
Registro Nacional
Registro de la Propiedad Industrial
Certificado de Registro

Número de Solicitud: 2015-0004106
Fecha de Presentación: 30 de Abril de 2015
Fecha de Publicación: 17 de Agosto de 2015
Número de Registro: 247588
Tipo de Signo: Denominativo
Fecha de Inscripción: 27 de Octubre de 2015
Vigente hasta: 27/10/2025

Marca de Fábrica y Comercio
Registro No. 247588

POCKET SHOT

Titular(es): POCKET SHOT LLC, , domiciliado(a) en 32950 INVERNESS DR., EVERGREEN, COLORADO 80439, Estados Unidos de América.

Clase(s): 33 Internacional(es).

Para proteger en clase 33: Bebidas alcohólicas, a saber, whisky, borbón, ginebra, vodka, brandy, escocés, tequila, ron, destilados de agave y sake; licor; cordiales, vino; licores destilados; y cocteles alcohólicos preparados.
===================Última línea 27/10/2015====================

Grettel Solís Fernández
Oficina de Marcas y Otros Signos Distintivos
Registro de la Propiedad Industrial